                                                                     Exhibit 2.1
--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                 by and between

                      HERITAGE MEDIA CORPORATION, as Seller

                                       and

                        DMAC ACQUISITION CORP., as Buyer

                        RELATING TO ALL THE CAPITAL STOCK

                                       OF

                           DIMAC MARKETING CORPORATION

                    ----------------------------------------


                            Dated as of May 17, 1998

                    ----------------------------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.   Definitions............................................................   1
     -----------
2.   Sale and Purchase of Shares............................................   6
     ---------------------------
3.   Closing; Closing Date..................................................   6
     ---------------------
4.   Purchase Price and Payment for Shares..................................   6
     -------------------------------------
5.   Representations and Warranties of the Seller...........................   9
     --------------------------------------------
     5.1      Due Incorporation and Qualification...........................   9
              -----------------------------------
     5.2      Capital Stock.................................................   9
              -------------
     5.3      Options or Other Rights.......................................  10
              -----------------------
     5.4      Subsidiaries..................................................  10
              ------------
     5.5      Certificates of Incorporation and By-Laws.....................  11
              -----------------------------------------
     5.6      Power and Capacity............................................  11
              ------------------
     5.7      Freedom to Contract...........................................  11
              -------------------
     5.8      Financial Statements..........................................  12
              --------------------
     5.9      Absence of Undisclosed Liabilities............................  13
              ----------------------------------
     5.10     No Material Adverse Change....................................  13
              --------------------------
     5.11     Taxes.........................................................  14
              -----
     5.12     Compliance with Laws..........................................  15
              --------------------
     5.13     Environmental Matters.........................................  15
              ---------------------
     5.14     Litigation....................................................  17
              ----------
     5.15     Agreements....................................................  17
              ----------
     5.16     Real Property.................................................  19
              -------------
     5.17     Fixed Assets..................................................  19
              ------------
     5.18     Proprietary Rights............................................  19
              ------------------
     5.19     Title To Properties...........................................  20
              -------------------
     5.20     Employee Benefit Plans........................................  21
              ----------------------
     5.21     Executive Employees...........................................  30
              -------------------
     5.22     Labor Matters.................................................  31
              -------------
     5.23     Operations of the Company.....................................  32
              -------------------------
     5.24     Banks, Brokers and Proxies....................................  32
              --------------------------
     5.25     Brokers and Finders...........................................  32
              -------------------
     5.26     Affiliated Transactions.......................................  33
              -----------------------

6.   Representations and Warranties of the Buyer............................  33
     -------------------------------------------

     6.1      Due Incorporation.............................................  33
              -----------------
     6.2      Power and Capacity............................................  33
              ------------------
     6.3      Freedom to Contract...........................................  34
              -------------------
     6.4      Litigation....................................................  34
              ----------
     6.5      Acquisition of Shares for Investment..........................  35
              ------------------------------------
     6.6      Financing.....................................................  35
              ---------
     6.7      Brokers and Finders...........................................  35
              -------------------

7.   Covenants of the Parties...............................................  36
     ------------------------
     7.1      Conduct of Business Pending Closing...........................  36
              -----------------------------------
     7.2      Seller's Notice of Certain Events.............................  38
              ---------------------------------
     7.3      Buyer's Notice of Certain Events..............................  38
              --------------------------------
     7.4      Company Access................................................  39
              --------------
     7.5      Consent to Jurisdiction and Service of Process................  39
              ----------------------------------------------
     7.6      Expenses......................................................  40
              --------
     7.7      Independent Investigation.....................................  40
              -------------------------
     7.8      Post-Closing Access...........................................  40
              -------------------
     7.9      Books and Records.............................................  41
              -----------------
     7.10     Confidentiality...............................................  42
              ---------------
     7.11     Regulatory and Other Authorizations; Consents.................  42
              ---------------------------------------------
     7.12     Title Insurance...............................................  43
              ---------------
     7.13     Supplements to Schedules......................................  43
              ------------------------
     7.14     Non-Solicitation..............................................  43
              ----------------
     7.15     Capital Expenditures; Capital Leases..........................  43
              ------------------------------------

8.   Conditions Precedent to the Obligation of the Buyer to Close...........  43
     ------------------------------------------------------------
     8.1      Representations and Warranties True as of the Closing Date....  44
              ----------------------------------------------------------
     8.2      Compliance with this Agreement................................  44
              ------------------------------
     8.3      Officer's Certificate.........................................  44
              ---------------------
     8.4      Opinion of Counsel to the Company and the Seller..............  44
              ------------------------------------------------
     8.5      Litigation....................................................  45
              ----------
     8.6      Delivery of Stock Certificates................................  45
              ------------------------------
     8.7      HSR Act.......................................................  45
              -------
     8.8      Consents......................................................  45
              --------
     8.9      KCET Disposition..............................................  45
              ----------------
     8.10     Material Adverse Change.......................................  45
              -----------------------
     8.11     Indebtedness..................................................  46
              ------------
     8.12     Intercompany Accounts.........................................  46
              ---------------------

9.   Conditions Precedent to the Obligation of the Seller to Close..........  46
     -------------------------------------------------------------
     9.1      Representations and Warranties True as of the Closing Date....  46
              ----------------------------------------------------------
     9.2      Compliance with this Agreement................................  47
              ------------------------------
     9.3      Officer's Certificate.........................................  47
              ---------------------
     9.4      Opinion of Counsel to the Buyer...............................  47
              -------------------------------


     9.5      Litigation....................................................  47
              ----------
     9.6      HSR Act.......................................................  47
              -------
     9.7      Payment of Purchase Price.....................................  47
              -------------------------
     9.8      Consents......................................................  47
              --------

10.  Survival of Representations and Warranties; Indemnification............  48
     -----------------------------------------------------------
     10.1     Survival of Representations and Warranties....................  48
              ------------------------------------------
     10.2     Indemnification...............................................  48
              ---------------
     10.3     Notice to the Indemnitor......................................  48
              ------------------------
     10.4     Rights of Parties to Settle or Defend.........................  49
              -------------------------------------
     10.5     Settlement Proposals..........................................  50
              --------------------
     10.6     Tax and Other Benefits........................................  50
              ----------------------

11.  Tax Matters............................................................  51
     -----------
     11.1     Liability For Taxes...........................................  51
              -------------------
     11.2     Allocation....................................................  52
              ----------
     11.3     Filing of Tax Returns; Change of Tax Year.....................  52
              -----------------------------------------
     11.4     Payment.......................................................  53
              -------
     11.5     Refunds.......................................................  54
              -------
     11.6     Contests......................................................  54
              --------
     11.7     Payments for Certain Audit Adjustments........................  56
              --------------------------------------
     11.8     Cooperation and Exchange of Information.......................  56
              ---------------------------------------
     11.9     Conveyance Taxes..............................................  57
              ----------------
     11.10    No Section 338(h)(10) Election................................  57
              ------------------------------
     11.11    Disputes......................................................  57
              --------
     11.12    Exclusive Tax Remedy..........................................  58
              --------------------
     11.13    Treatment of Indemnity Payments...............................  58
              -------------------------------

12.  Cooperation; Further Assurances........................................  58
     -------------------------------

13.  Termination of Agreement...............................................  59
     ------------------------
     13.1     Termination...................................................  59
              -----------
     13.2     No Liabilities in the Event of Termination....................  59
              ------------------------------------------

14.  Miscellaneous..........................................................  59
     -------------
     14.1     Knowledge.....................................................  59
              ---------
     14.2     No Rescission.................................................  60
              -------------
     14.3     Post-Closing Liabilities; Mitigation of Damages...............  60
              -----------------------------------------------
     14.4     Entire Agreement..............................................  60
              ----------------
     14.5     Governing Law.................................................  60
              -------------
     14.6     Headings and Titles...........................................  60
              -------------------
     14.7     Notices.......................................................  61
              -------
     14.8     Separability..................................................  62
              ------------



     14.9     Amendment; Waiver.............................................  62
              -----------------
     14.10    Publicity.....................................................  62
              ---------
     14.11    Assignment and Binding Effect.................................  62
              -----------------------------
     14.12    No Benefit to Others..........................................  62
              --------------------
     14.13    Counterparts..................................................  62
              ------------
     14.14    Interpretation................................................  63
              --------------
     14.15    Guaranty by the Fund..........................................  63
              --------------------


SCHEDULES:

5.4       Subsidiaries
5.7       Seller's Consents
5.9       Undisclosed Liabilities
5.11      Taxes
5.13      Environmental Matters
5.14      Litigation
5.15      Material Contracts
5.16      Real Property
5.17      Fixed Assets
5.18      Proprietary Rights
5.19      Title to Properties
5.20(a)   Employee Benefit Plans
5.20(b)   Disclosures Relating to Employee Benefit Plans
5.21      Executive Employees
5.22      Labor Matters
5.23      Operations of the Company
5.24      Banking Relations
6.3       Buyer's Consents
14.1(I)   Knowledge
14.1(II)  Knowledge


                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of May 17, 1998, by and between HERITAGE MEDIA CORPORATION, a Delaware corporation (the "Seller"), and DMAC ACQUISITION CORP., a Delaware corporation (the "Buyer").

                              W I T N E S S E T H:

     WHEREAS, the Seller is the beneficial and record owner of all of the issued and outstanding shares (the "Shares") of common stock, par value $.01 per share, of DIMAC MARKETING CORPORATION, a Delaware corporation, with its principal executive office located at One Corporate Woods Drive, Bridgeton, Missouri 63044 (the "Company"); and

     WHEREAS, the Seller wishes to sell, and the Buyer wishes to purchase, the Shares upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:


1.   Definitions.   For the purposes of this Agreement, the following terms
shall have the following meanings:

     "Acquisition Date" shall mean August 20, 1997.

     "Adjusted Working Capital" shall have the meaning set forth in Section 4(b)(i) hereof.

     "Affiliate" shall mean any Person which controls, is controlled by, is under the control of or is under direct or indirect common control with the Person in question.

     "Agreement" shall have the meaning set forth in the Preamble hereto.

     "Balance Sheet" shall have the meaning set forth in Section 5.8 hereof.

     "Balance Sheet Date" shall have the meaning set forth in Section 5.8 hereof.

     "Benefit Plan" shall have the meaning set forth in Section 5.20(a) hereof.

     "Buyer" shall have the meaning set forth in the Preamble hereto.

     "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

     "CERCLA" shall have the meaning set forth in Section 5.13(e) hereof.

     "Closing" shall have the meaning set forth in Article 3 hereof.

     "Closing Date" shall have the meaning set forth in Article 3 hereof.

     "COBRA" shall have the meaning set forth in Section 5.20(b) hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Company" shall have the meaning set forth in the Recitals hereto.

     "Company Facilities" shall have the meaning set forth in Section 5.13(a) hereof.

     "Confidentiality Agreement" shall have the meaning set forth in Section 7.9 hereof.

     "Contest" shall have the meaning set forth in Section 11.6(b) hereof.

     "Controlled Group" shall have the meaning set forth in Section 5.20(a) hereof.

     "December 31, 1997 Financial Statements" shall have the meaning set forth in Section 5.8 hereof.

     "Employee Benefit Plans" shall have the meaning set forth in Section 5.20(a) hereof.

     "Environmental Laws" shall have the meaning set forth in Section 5.13(e) hereof.

     "ERISA" shall have the meaning set forth in Section 5.20(a) hereof.

     "Financial Statements" shall have the meaning set forth in Section 5.8 hereof.

     "Fund" shall have the meaning set forth in Section 6.6 hereof.

     "GAAP" shall mean U.S. generally accepted accounting principles.

     "Governmental Authority" shall mean any local, state, federal or foreign governmental authority, including all agencies, bureaus, commissions, authorities or bodies of the federal government or any state, county, municipal or local government.

     "Hazardous Substances" shall have the meaning set forth in Section 5.13(f) hereof.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" shall have the meaning set forth in Section 10.3 hereof.

     "Indemnitor" shall have the meaning set forth in Section 10.3 hereof.

     "Independent Accounting Firm" shall have the meaning set forth in Section 4(b)(ii) hereof.

     "IRS" shall have the meaning set forth in Section 5.20(b) hereof.

     "KCET" shall have the meaning set forth in Section 4(b)(iv) hereof.

     "KCET Disposition" shall have the meaning set forth in Section 7.1 hereof.

     "Islip Leased Property" shall mean the facility leased from The Town of Islip Industrial Development Agency.

     "Law" shall mean any statute, ordinance, code, rule, regulation, order, writ, judgment, decree or other law enacted, adopted or promulgated by any Governmental Authority.

     "Leased Property" shall have the meaning set forth in Section 5.16 hereof.

     "Liabilities" shall have the meaning set forth in Section 5.9 hereof.

     "Liens" shall have the meaning set forth in Section 5.3 hereof.

     "Material Adverse Effect" shall mean a material adverse effect on the business, assets, condition (financial or otherwise), operations or results of operations of the Company and the Subsidiaries, taken as a whole.

     "Material Contracts" shall have the meaning set forth in Section 5.15 hereof.

     "McClure Earn-Out Agreement" shall have the meaning set forth in Section 4(b)(iv) hereof.

     "Minimum Working Capital Amount" shall have the meaning set forth in
Section 4(b)(i) hereof.

     "Multiemployer Plan" shall have the meaning set forth in Section 5.20(b) hereof.

     "PBGC" shall have the meaning set forth in Section 5.20(b) hereof.

     "Owned Real Property" shall have the meaning set forth in Section 5.16 hereof.

     "Permits" shall have the meaning set forth in Section 5.12 hereof.

     "Permitted Liens" shall have the meaning set forth in Section 5.19 hereof.

     "Person" shall mean any individual, trustee, corporation, general or limited partnership, limited liability partnership, limited liability company, joint venture, joint stock company, bank, firm, governmental agency, trust, association, organization or unincorporated entity of any kind or nature whatsoever.

     "Properties" shall have the meaning set forth in Section 5.16 hereof.

     "Proposed Settlement" shall have the meaning set forth in Section 10.5 hereof.

     "Proprietary Rights" shall mean any license, patent, copyright, copyright permission, trade name, trademark or service mark, proprietary right, brand name or design, or any registration (granted or pending) or applications therefor.

     "Purchase Price" shall have the meaning set forth in Section 4(a) hereof.

     "RCRA" shall have the meaning set forth in Section 5.13(e) hereof.

     "Real Property Leases" shall have the meaning set forth in Section 5.16 hereof.

     "Regulations" shall mean the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of any succeeding regulations).

     "Securities Act" shall have the meaning set forth in Section 6.5 hereof.

     "Seller" shall have the meaning set forth in the Recitals hereto.

     "Shares" shall have the meaning set forth in the Recitals hereto.

     "Single Employer Plan" shall have the meaning set forth in Section 5.20(b) hereof.

     "Subsidiary" shall have the meaning set forth in Section 5.4 hereof.

     "Tax Claim" shall have the meaning set forth in Section 11.1(a) hereof.

     "Tax Returns" shall mean any returns, declarations and reports and all information returns and statements of any kind or nature whatsoever relating to Taxes.

     "Taxes" shall mean all foreign, federal, state, county, local and other taxes, levies, impositions, deductions, charges and withholdings, including any interest, penalties or additions thereto. Taxes shall include, without limitation, income, franchise, gross receipts, sales, commercial rent and employment taxes.

     "VEBA" shall have the meaning set forth in Section 5.20(a) hereof.

     "Working Capital" shall have the meaning set forth in Section 4(b)(iv) hereof.

     "Working Capital Statement" shall have the meaning set forth in Section 4(b)(ii) hereof.

2. Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing provided for in Article 3 hereof, the Seller shall sell, transfer, convey and assign to the Buyer, and the Buyer shall purchase from the Seller, the Shares (which shall constitute all of the issued and outstanding shares of the Company on the Closing Date).

3.   Closing; Closing Date.   Subject to the terms and conditions of this
Agreement, the closing of the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, at 10:00 a.m. New York City time, on the date three (3) Business Days following the later to occur of (i) the expiration or termination of the applicable waiting periods under the HSR Act and (ii) the satisfaction or waiver of all other conditions set forth in Articles 8 and 9 hereof, or such later date as may be agreed to by the Buyer and the Seller. The date upon which the Closing shall occur is herein called the "Closing Date." At the Closing, the Seller shall deliver to the Buyer stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

4.   Purchase Price and Payment for Shares.

     (a) The aggregate purchase price for the Shares, to be paid at the Closing, shall be $200,000,000 (the "Purchase Price").

     (b) The Purchase Price shall be adjusted as follows:

          (i) If the amount of the adjusted Working Capital of the Company, as determined in accordance with Section 4(b)(iv) hereof (the "Adjusted Working Capital"), is less than $7,686,000 (the "Minimum Working Capital Amount"), the Purchase Price shall be decreased by the amount equal to the difference between the Adjusted Working Capital and the Minimum Working Capital Amount.

          (ii) The Adjusted Working Capital shall be determined by the Seller as of the opening of business on the Closing Date in accordance with GAAP, in all cases applied on a basis consistent with the December 31, 1997 Financial Statements (except as provided below). The Seller shall deliver to the Buyer a statement of the Adjusted Working Capital (the "Working Capital Statement") within sixty (60) days after the Closing, together with a certificate (1) setting forth the amount of Adjusted Working Capital, (2) stating that the calculation has been made in accordance with GAAP, in all cases applied on a basis consistent with the December 31, 1997 Financial Statements (except as provided below) and (3) setting forth the amount of any required adjustment to the Purchase Price pursuant to this Section 4(b). During the period from the Closing Date until the date of delivery of the Working Capital Statement, the Buyer shall give to the Seller and its independent accountants such assistance and access to the assets and books and records of the Company and the Subsidiaries as the Seller and such personnel shall reasonably request during normal business hours in order to enable them to prepare the Working Capital Statement. The Working Capital Statement shall be final and binding on the parties unless, within thirty
     (30) days after delivery to the Buyer, notice is given by the Buyer to the Seller of its objection. If notice of objection is given, the parties shall consult with each other with respect to the objection. If such dispute is not resolved within thirty (30) days thereafter, the parties shall submit the dispute to Ernst & Young LLP (the "Independent Accounting Firm") for resolution, which resolution shall be final, conclusive and binding on the parties; provided, however, that the Independent Accounting Firm shall be empowered only to settle numerical discrepancies and disputes as to whether the Working Capital Statement has been prepared in accordance with GAAP, on a basis consistent with the December 31, 1997 Financial Statements (except as provided below), between the parties and shall have no authority to interpret any term or provision of this Agreement or to settle any dispute relating to the interpretation of any term or provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by the Seller and the Buyer.

          (iii) Within ten (10) days after the Working Capital Statement has become final and binding upon the parties, the Seller shall pay to the Buyer the amount, if any, by which the Adjusted Working Capital is less than the Minimum Working Capital Amount, plus interest accrued thereon at a rate equal to eight percent (8%) per annum.

          (iv) For purposes of this Article 4, "Adjusted Working Capital" shall mean the excess of consolidated current assets over consolidated current liabilities of the Company and the Subsidiaries applied on a basis consistent with the December 31, 1997 Financial Statements (except as provided below), excluding (1) the income tax receivable-parent from the Seller or News America Incorporated, which shall be recorded as a reduction of the capital of the Company in accordance with Section 8.12, (2) all assets and liabilities related to KCET/DIMAC Communications, L.L.C. ("KCET") consistent with the treatment disclosed in footnote number 4 of the Company's audited financial statements as at December 31, 1997, and
     (3) all current deferred tax assets and liabilities. Notwithstanding anything herein to the contrary, current liabilities for purposes of this
     Article 4 and for the calculation of working capital shall include, but not be limited to, the accrued liabilities related to management bonuses (including guaranteed bonuses) on a pro rata basis, and the estimated pro rata portion through to the Closing Date for the earned but unpaid portion of contingent consideration under the terms of the Earn-Out Agreement among PCD Acquisition Company, DIMAC Corporation and Palm Coast Data, Ltd., dated May 1, 1995; the Earn-Out Agreement among TMG Acquisition Company, DIMAC Corporation and T.R. McClure & Co., dated September 30, 1995 (the "McClure Earn-Out Agreement"); and the Earn-Out Agreement among WAA Acquisition Company, DIMAC Corporation and Wilcox & Associates, Inc., dated March 1, 1996.

     (c) The Purchase Price shall be further reduced by the amount of any and all dividends, distributions or other payments or transfers to any Affiliate of the Company (other than its Subsidiaries) occurring between the date of this Agreement and the Closing Date.

     (d) Any payment pursuant to this Article 4 shall be made in immediately available funds by wire transfer to an account or accounts designated in writing by the Seller or the Buyer, as the case may be, at least two (2) Business Days prior to the date of such payment.

5. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

     5.1 Due Incorporation and Qualification. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of the Company and the Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or location of its properties requires such qualification or licensing and in which the failure so to qualify would have a Material Adverse Effect.

     5.2 Capital Stock. The Company is authorized to issue 5,000 shares of Common Stock, par value $.01 share, 1,000 shares of which are issued and outstanding. All of the Shares are duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. The Seller is the lawful beneficial and record owner of, and has good and marketable title to, the Shares.

     5.3 Options or Other Rights. The Shares are owned by the Seller free and clear of all liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever ("Liens"), and there are no outstanding agreements, subscriptions, warrants, calls, preemptive rights, options, trusts (voting or otherwise) or other rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from the Company, the Seller or any Subsidiary at any time or upon the happening of any stated event any shares of the capital stock or any other security of the Company or any Subsidiary, nor is there any outstanding right, subscription, warrant, call, preemptive right, option, trust (voting or otherwise) or other agreement of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from the Company, the Seller or any Subsidiary any security of any kind convertible into or exchangeable for capital stock of the Company or any Subsidiary, including any proxy, agreement, trust or understanding with respect to the voting of the capital stock of the Company or any Subsidiary.

     5.4 Subsidiaries. Schedule 5.4 annexed hereto sets forth the name and jurisdiction of incorporation of the Company's subsidiaries (the "Subsidiaries"). All of the issued and outstanding shares of capital stock of the Subsidiaries are duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. The Company is the lawful and beneficial and record owner of, and has good and marketable title to, all of the outstanding capital stock of the Subsidiaries, free and clear of any and all Liens. Except as set forth on Schedule 5.4 annexed hereto, the Company does not have any ownership interest in any entity other than the Subsidiaries.

     5.5 Certificates of Incorporation and By-Laws. The copies of the certificates or articles of incorporation and by-laws of the Company and the Subsidiaries, and all amendments to each, which have been delivered to the Buyer are true, correct and complete.

     5.6 Power and Capacity. The Seller has all requisite power, authority and approval required to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform fully its obligations hereunder. The execution, delivery and performance of this Agreement by the Seller have been duly authorized by all necessary corporate action of the Seller. This Agreement and each document and instrument contemplated by this Agreement to be executed by the Seller, when executed and delivered in accordance with the provisions hereof (assuming due authorization, execution and delivery by the Buyer), shall constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.7 Freedom to Contract. The execution, delivery and performance of this Agreement by the Seller do not, and the performance by it of its obligations hereunder in accordance with its terms and conditions will not, (i) violate or conflict with any provision of the certificate of incorporation or by-laws of the Seller, the Company or any Subsidiary, (ii) violate any of the terms, conditions or provisions of any Law binding upon the Seller, the Company, the Subsidiaries or any of their respective properties, or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, license, franchise, permit, guaranty, joint venture agreement, or other written agreement, instrument or obligation, to which the Seller, the Company or any Subsidiary is a party or by which any of them or any of their respective properties is bound, except (x) with respect to clause (iii) of this sentence, as set forth on Schedule 5.7 annexed hereto, and (y) such violations, breaches, defaults or conflicts that would not, individually or in the aggregate, have a Material Adverse Effect. No governmental authorization, approval, order, license, permit, consent, registration, declaration or filing with any Governmental Authority, and no consent or approval of any Person, is required in connection with the Seller's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (i) as set forth on Schedule 5.7 annexed hereto, (ii) the requirements under the HSR Act or (iii) where the failure to obtain any authorization, approval, order, license, permit, consent, registration, declaration or filing would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

     5.8 Financial Statements. The Seller has delivered to the Buyer copies of (i) the audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 1997 and the related audited consolidated statements of income and the cash flows of the Company and the Subsidiaries for the year then ended (the "December 31, 1997 Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries at March 31, 1998 and the related consolidated statements of income of the Company and the Subsidiaries for the three-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, as applicable, are referred to herein as the "Financial Statements."). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and presents fairly the financial position, results of operations and cash flows (with respect to the December 31, 1997 Financial Statements) of the Company and the Subsidiaries as at the date and for the period indicated. The unaudited balance sheet as at March 31, 1998 is herein referred to as the "Balance Sheet," and March 31, 1998 is herein referred to as the "Balance Sheet Date."

     5.9 Absence of Undisclosed Liabilities. As at the Balance Sheet Date, the Company did not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes (subject to normal year-end adjustments), other governmental charges or lawsuits brought ("Liabilities"), other than (i) Liabilities fully and adequately reflected or reserved for on the Financial Statements (including Liabilities disclosed in the footnotes thereto), (ii) Liabilities disclosed on Schedule 5.9 annexed hereto or any other Schedule annexed hereto or otherwise addressed by any of the representations, warranties or covenants made by the Seller in this Agreement,
(iii) Liabilities under this Agreement, (iv) Liabilities fully covered by insurance, indemnification, contribution or comparable arrangements or (v) Liabilities incurred since the Balance Sheet Date in the ordinary course of business.

     5.10 No Material Adverse Change. Between the Balance Sheet Date and the date of this Agreement, there has been no material adverse change in the assets, properties, business or condition (financial or otherwise), operations or results of operations of the Company and the Subsidiaries which would materially impair the overall conduct of the Company's business as currently conducted, nor has there been any damage, destruction or loss materially affecting the assets, properties, business or condition (financial or otherwise), operations or results of operations of the Company and the Subsidiaries, whether or not covered by insurance, other than as disclosed by the Seller to the Buyer; provided, however, that no representation or warranty is made as to the effect of seasonal fluctuations on the Company's business, general conditions in the direct marketing industry, variations in customer order levels which have not resulted in a change in overall order levels for such customers, or present or future Laws, including, without limitation, Laws relating to postal rates and procedures.

     5.11  Taxes.

     (a) Except as set forth on Schedule 5.11 annexed hereto, (i) each of the Company and the Subsidiaries has filed all Tax Returns required to be filed by it or requests for extensions to file such Tax Returns have been filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect would not, individually or in the aggregate, have a Material Adverse Effect; (ii) all Tax Returns filed by the Company and each Subsidiary are complete and accurate except to the extent that such failure to be complete and accurate would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) the Company and each Subsidiary have paid (or the Company has paid on the Subsidiaries' behalf) all Taxes due (whether or not required to be paid with a Tax Return), except for such Taxes that would not individually or in the aggregate have a Material Adverse Effect, and the Balance Sheet reflects an adequate reserve, in accordance with GAAP, for all Taxes payable by the Company and the Subsidiaries (subject to normal year-end adjustments) for all taxable periods and portions thereof accrued through the date of the Balance Sheet.

     (b) Except as set forth on Schedule 5.11 annexed hereto, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Subsidiary that are not adequately reserved for in accordance with GAAP, in all cases applied on a basis consistent with the Balance Sheet, except for deficiencies that would not, individually or in the aggregate, have a Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

     (c) The Company and each Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for such Taxes that would not, individually or in the aggregate, have a Material Adverse Effect, and have complied with all information reporting and backup withholding requirements, except to the extent that failure to comply with such requirements would not, individually or in the aggregate, have a Material Adverse Effect.

     5.12 Compliance with Laws. Each of the Company and the Subsidiaries is in compliance with all Laws applicable to it or its business, except for such non-compliances that would not, individually or in the aggregate, have a Material Adverse Effect. All licenses, permits, order or approvals of any Governmental Authority (collectively, the "Permits") of the Company and the Subsidiaries are in full force and effect, except where the failure to have any such Permits would not, individually or in the aggregate, have a Material Adverse Effect.

     5.13  Environmental Matters.

     (a) Each of the Company and the Subsidiaries is and has, at all times from and after February 21, 1996, been in compliance in all material respects with all Environmental Laws. Except as set forth on Schedule 5.13 annexed hereto, neither the Company, the Subsidiaries, nor the Seller has received any written communication from any Governmental Authority that alleges that the Company or any of the Subsidiaries is not in compliance with any Environmental Law. All material Permits and other governmental authorizations required pursuant to the Environmental Laws relating to any property currently owned or operated by either the Company or the Subsidiaries (the "Company Facilities") have been obtained and are currently in force.

     (b) Except as set forth on Schedule 5.13 annexed hereto, from and after February 21, 1996 there have been no releases of any Hazardous Substances at, under or from any Company Facility.

     (c) There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than Permits) or Liens by any Governmental Authority relating to any Environmental Law imposed against the Company or any Subsidiary as a named party.

     (d) True and correct copies of all written environmental reports, audits or assessments which have been conducted since the Acquisition Date, either by the Company or the Subsidiaries or any Person engaged by the Company or any Subsidiary for such purpose, at any Company Facility have been made available to the Buyer.

     (e) "Environmental Laws" shall mean all applicable Laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous Laws.

     (f) "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or mediation under Environmental Laws.

     5.14 Litigation. Except as set forth on Schedule 5.14 annexed hereto, and except for claims substantially covered by insurance, indemnification, contribution or comparable arrangements, there is no action, suit or proceeding by or before any referee, mediator or arbitrator, or any court or governmental or other regulatory or administrative agency or commission, pending or, to the knowledge of the Seller, threatened, against the Company or the Subsidiaries or relating to their respective assets, that, individually or in the aggregate, would have a Material Adverse Effect or which would in any way seek to prevent, enjoin, alter or delay the transactions contemplated hereby.

     5.15 Agreements. Except in each case as set forth on Schedule 5.15 annexed hereto or any other Schedule annexed hereto, and except for this Agreement, neither the Company nor any Subsidiary is a party to any contract:
(i) for the purchase of products, materials, supplies, services or equipment involving the payment of more than $250,000 in any twelve (12) month period;
(ii) under which it is lessor or lessee of personal property involving the payment of more than $125,000 in any twelve (12) month period; (iii) for capital improvements or capital expenditures with any one contractor or subcontractor involving the payment, during the twelve (12) month period commencing on the date hereof, of more than $250,000 in any case or $750,000 in the aggregate;
(iv) for the borrowing of money or for a line of credit; (v) creating any security interests or liens securing obligations in excess of $125,000 in any case or $500,000 in the aggregate; (vi) pursuant to which its right to compete with any Person in the conduct of its business is restrained or restricted in any material way except for exclusive sales representation, distribution, licensing and similar agreements made in the ordinary course of business; (vii) involving any merger or consolidation of the Company or any Subsidiary or the acquisition or sale of all or substantially all the assets of the Company or any Subsidiary (other than contracts relating to the KCET Disposition); or (viii) constituting a guarantee of any debt or obligation of another by the Company or any Subsidiary (collectively, the "Material Contracts"). Except in each case as set forth on Schedule 5.15 annexed hereto, neither the Company nor any Subsidiary is in breach or default of any provision of any Material Contract, except for any possible breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company, any Subsidiary or the Seller has received written notice canceling or terminating any Material Contract. To the Seller's knowledge, no other party to any Material Contract is in breach or default of such Material Contract, except for breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect, and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default by such party thereunder.

     5.16 Real Property. Schedule 5.16 annexed hereto sets forth list of (i) all real property owned by the Company and the Subsidiaries ("Owned Real Property"), and (ii) all leases, subleases or other agreements ("Real Property Leases") under which the Company or any Subsidiary is lessor or lessee of any real property, including, without limitation, the Islip Leased Property ("Leased Property," and together with the Owned Real Property, the "Properties"). Except as set forth on Schedule 5.16 annexed hereto, neither the Company nor any Subsidiary is in breach or default of any provision of any Real Property Lease, except for breaches or defaults that would not individually or in the aggregate have a Material Adverse Effect. Neither the Company, any Subsidiary nor the Seller has received written notice canceling or terminating any Real Property Lease. To the Seller's knowledge, no other party to any Real Property Lease is in breach or default of such Real Property Lease, and no event has occurred which, with or without the giving of notice lapse of time or both, would constitute a material default by such party thereunder, except for breaches of defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

     5.17 Fixed Assets. Schedule 5.17 annexed hereto sets forth a true and complete listing of all equipment, machinery, motor vehicles, fixtures and other fixed assets owned by the Company or any Subsidiary having a net book value in excess of $500,000.

     5.18 Proprietary Rights. The Company and the Subsidiaries possess all Proprietary Rights necessary for the conduct of their businesses as presently conducted. Except as set forth on Schedule 5.18 annexed hereto, each of the Company and the Subsidiaries owns and possesses all right, title and interest in and to, or possesses the valid right to use, all Proprietary Rights, except where the failure to own or possess such right would not have a Material Adverse Effect. Except for licenses entered into in the ordinary course of the Company's or the Subsidiaries' business, neither the Company nor any Subsidiary has granted to any Person the right to use any Proprietary Right which is material to the Company's or the Subsidiaries' business. Except as set forth on Schedule
5.18 annexed hereto, no claims have been asserted by any third party based on the use by, or challenging the ownership of, the Company or any Subsidiary of any Proprietary Right that the

Company or any Subsidiary licenses or uses, except for such claims that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.18 annexed hereto, all trademark registrations for trademarks that are still in use by the Company are in full force and effect, except where the failure to have such registrations in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

     5.19 Title To Properties. The Company or a Subsidiary, as the case may be, is the owner of record of the Owned Real Property, is the owner of record of the leasehold estate to the Islip Leased Property and is the owner of, and has good and marketable title to, all of the other assets and properties reflected on the Financial Statements, in each case free and clear of any Lien, except for
(i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (ii) Liens incurred in the ordinary operation of the Company's business; (iii) Liens for Taxes and assessments not yet payable; (iv) Liens for Taxes, assessments and charges and other claims, the validity of which is being contested in good faith; (v) Liens the existence of which, individually or in the aggregate, do not have a Material Adverse Effect; (vi) Liens set forth on Schedule 5.19 annexed hereto; and (vii) Liens, inclusive of covenants, restrictions of record, encroachments and states of facts, set forth in title insurance policies described on Schedule 5.19 annexed hereto for the Owned Real Property and the Islip Leased Property (Liens referred to in clauses (i) through (vii) of this Section 5.19 are collectively referred to herein as "Permitted Liens").

     5.20  Employee Benefit Plans.

     (a) List of Plans. Set forth in Schedule 5.20(a) annexed hereto is an accurate and complete list of all (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); and (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, "voluntary employees' beneficiary associations" ("VEBAs"), under Section 501(c)(9) of the Code, profit-sharing, pension, or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i) or (ii) above) are otherwise exempt from the provisions of ERISA; that have been established, sponsored, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company and/or any Subsidiary (including, for this purpose and for the purpose of all of the representations in this
Section 5.20, any predecessors to the Company or any Subsidiary), the Seller or any of its subsidiaries or affiliates, and all employers (whether or not incorporated) that would be treated together with the Company, any Subsidiary and/or the Seller as a single employer within the meaning of Section 414 of the Code (the "Controlled Group"), to which the Company and/or any Subsidiary contributes or with respect to which the Company and/or any Subsidiary has any obligation or liability (including for this purpose and for purposes of the representations in this

Section 5.20, any indirect, potential, or contingent or secondary liability) ("Employee Benefit Plans").

     (b) Except (i) as set forth in Schedule 5.20(b) annexed hereto and (ii) to the extent that any breach of the representations set forth in this Section 5.20(b) would not have a Material Adverse Effect:

          (i) Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and has at all times been maintained and operated in compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur, and, to the Seller's knowledge, no proceedings have been instituted, and no condition exists and no event has occurred that could constitute grounds, under Title IV of ERISA, to terminate, or appoint a trustee to administer, any Employee Benefit Plan. Neither the Company nor any Subsidiary has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent or restrict the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that would reasonably be expected to result in an increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof. No Employee Benefit Plan is a plan described in Section 4063(a) of ERISA.

          (ii) Liabilities.

               (1) No Employee Benefit Plan subject to Section 412 or 418B of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or
          Section 302 of ERISA, respectively, or has applied for or obtained a waiver from the Internal Revenue Service ("IRS") of any minimum funding requirement or an extension of any amortization period under
          Section 412 of the Code or Section 303 or 304 of ERISA. Except for payments of premiums to the Pension Benefit Guaranty Corporation ("PBGC"), which have been timely paid in full, neither the Company nor any other member of the Controlled Group has incurred any unsatisfied liability to the PBGC in connection with any Employee Benefit Plan, including, without limitation, any liability under Section 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, and neither the Company nor any other member of the Controlled Group has ceased operations at any facility or withdrawn from any such Employee Benefit Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that might give rise to any liability of the Company or any Subsidiary to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against the Buyer by the PBGC.

               (2) Neither the Company nor any other member of the Controlled Group has incurred any unsatisfied withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of
          Section 4201 or 4204 of ERISA to any Employee Benefit Plan which is a "multiemployer plan" (as such term is defined in Section

          4001(a)(3) of ERISA) ("Multiemployer Plan"), and no event has occurred and no condition or circumstance has existed, that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan which could result in any liability of the Company or any Subsidiary to any such Multiemployer Plan.

               (3) Neither the Company nor any Subsidiary maintains any Employee Benefit Plan which is a "group health plan" (as such term is defined in section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"), and neither the Company nor any Subsidiary is subject to any liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Employee Benefit Plan which is such a group health plan is a "multiple employer welfare arrangement," within the meaning of Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto. Neither the Company nor any Subsidiary maintains any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

               (4) Neither the Company nor any Subsidiary maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Company nor any Subsidiary have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service, except as required by COBRA. Neither the Company nor any Subsidiary has any unfunded liabilities pursuant to any Employee Benefit Plan that is a "pension plan" (as defined in Section 3(2) of ERISA) and is not intended to be qualified under
          Section 401(a) of the Code.

               (5) Neither the Company nor any Subsidiary has incurred any liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such liability.

               (6) No asset of the Company or any Subsidiary is subject to any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such lien. Neither the Company nor any Subsidiary has been required to provide any security under Section 307 of ERISA or Section 401 (a)(29) or 412(f) of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such requirement to provide any such security.

               (7) There are no actions, suits, claims or disputes pending, or, to the knowledge of the Seller or the Company, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Company or any Subsidiary or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

          (iii) Contributions. Full payment has been timely made of all amounts which the Company or any Subsidiary is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any Subsidiary is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the knowledge of the Seller or the Company and the Subsidiaries no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

          (iv) Funded Status; Withdrawal Liability.

               (1) As of the date of this Agreement, the current value of the accumulated benefit obligations (based upon actuarial assumptions which are in the aggregate reasonable in all respects and which have been furnished to and relied upon by the Buyer) under each Employee Benefit Plan which is covered by Title IV of ERISA and which is a "single employer plan" (as such term is defined in Section 4001(a)(15) of ERISA) ("Single Employer Plan") did not exceed the current fair value of the assets of each such Single Employer Plan allocable to such accrued benefits, and since the date of the Working Capital Statement, there has been (x) no change in the financial condition of any Single Employer Plan, (y) no change in the actuarial assumptions with respect to any Single Employer Plan and (z) no increase in benefits under any Single Employer Plan as a result of plan amendments, written interpretations or announcements (whether written or not), change in applicable law or otherwise, which individually or in the aggregate, would result in the current value of any Single Employer Plan's accrued benefits exceeding the current value of all such Single Employer Plan's assets. No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the knowledge of the Seller or the Company, is the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

               (2) As of the date of this Agreement, using actuarial assumptions and computation methods consistent with Part I of Subtitle E of Title IV of ERISA, neither the Company nor any other members of the Controlled Group would have any liability to any Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof. To the knowledge of the Company or the Seller, there has been no change in the financial condition of any Multiemployer Plan, in any such actuarial assumption or computation method or in the benefits under any Multiemployer Plan as a result of collective bargaining or otherwise since the close of each such fiscal year which, individually or in the aggregate, would increase such liability.

          (v) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the IRS. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the IRS. Each VEBA has been determined by the IRS to be exempt from Federal income tax under
     Section 501(c)(9) of the Code. To the knowledge of the Seller and the Company, since the date of each most recent determination referred to in this paragraph (b)(5), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.

          (vi) Transactions. No "reportable event" (as such term is defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred or is expected to occur with respect to any Employee Benefit Plan which could reasonably be expected to subject the Company or any Subsidiary to any liability. Neither the Company nor any Subsidiary nor any of their respective directors, officers, employees or, to the knowledge of the Seller or the Company, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

          (vii) Triggering Events. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in the termination of any Employee Benefit Plan or any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in Section 280G of the

     Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any Subsidiary. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

          (c) Documents. The Seller or the Company has provided access to, delivered or caused to be delivered to the Buyer or its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501 (a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500 series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared actuarial valuation report for each Employee Benefit Plan covered by Title IV of ERISA; (vii) the most recently prepared annual financial statements; and (viii) all material contracts and agreements relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and record keeping agreements and collective bargaining agreements.

     5.21  Executive Employees.

     (a) Schedule 5.21 annexed hereto is a correct and complete list of the names, titles and current annual salary rates of and bonuses paid to all present executive officers and employees of the Company and the Subsidiaries whose annual salary (excluding bonuses) as of January 1, 1998 is in excess of $100,000.

     (b) Except as set forth on Schedule 5.21 annexed hereto, neither the Company nor any Subsidiary has any written employment agreement or any written severance agreement with respect to any Employee whose annual salary (excluding bonuses) as of January 1, 1998 is in excess of $100,000.

     5.22  Labor Matters.

     (a) Schedule 5.22 annexed hereto is a correct and complete list of all written collective bargaining agreements to which the Company or any Subsidiary is a party or by which any of them is bound. The Company has delivered copies of all such agreements to the Buyer. Neither the Company nor any Subsidiary is in default with regard to any of such agreements, except for such defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Each of the Company and the Subsidiaries is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any material unfair labor or unlawful employment practice, except for such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.14 or Schedule 5.22 annexed hereto, there is no unlawful employment practice charge pending against the Company or any Subsidiary before the U.S. Equal Employment Opportunity Commission ("EEOC") or EEOC recognized state "referral agency." Except as set forth on Schedule 5.14 or Schedule 5.22 annexed hereto, or as would not, individually or in the aggregate, have a Material Adverse Effect, there is no unfair labor practice charge or complaint against the Company or any of the Subsidiaries pending before the National Labor Review Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage pending, or, to the knowledge of the Seller, threatened against the Company or any of the Subsidiaries, and no NLRB representation petition has been filed or, to the knowledge of the Seller, is impending respecting their respective employees. Except as set forth on Schedule
5.14 or Schedule 5.22 annexed hereto, or as would not, individually or in the aggregate, have a Material Adverse Effect, no employee related grievances or arbitration proceeding is pending and no written claims therefor exist.

     5.23 Operations of the Company. Except as set forth on Schedule 5.23 annexed hereto, from the Balance Sheet Date through the date of this Agreement the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practices. From January 1, 1998 through the date of this Agreement, the Company has not declared, paid, set aside or made any dividend or other distribution or payment with respect to, or split, combined, redeemed or reclassified, or purchased or otherwise acquired any shares of its capital stock or its other securities, nor has it incurred or paid any indebtedness other than the cash overdraft.

     5.24  Banks, Brokers and Proxies.  Schedule 5.24 annexed hereto sets forth
(i) the name of each bank, trust company and securities or other broker with which the Company maintains accounts; (ii) the name of each Person authorized by the Company to effect transactions therewith or to have access to any safe deposit box or vault; and (iii) all proxies, powers of attorney or other like instruments to act on behalf of the Company in matters concerning its business or affairs.

     5.25 Brokers and Finders. The Seller represents and warrants to the Buyer that, except for Allen & Company Incorporated, no broker, finder, agent or similar intermediary has acted on behalf of the Company or the Seller in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or the Seller, or any action taken by the Company or the Seller, other than fees payable to Allen & Company Incorporated for which the Seller shall be liable.

     5.26 Affiliated Transactions. Except as set forth on Schedule 5.26 annexed hereto, no officer, director, stockholder or Affiliate of the Company or any of the Subsidiaries, or any individual in such officer's, director's, stockholder's or Affiliate's immediate family is a party to any material agreement, contract, commitment or transaction with the Company or the Subsidiaries or has a material interest in any material property used by the Company or the Subsidiaries.

6. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

     6.1 Due Incorporation. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

     6.2 Power and Capacity. The Buyer has all requisite power, authority and approval to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform fully its obligations hereunder. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action of the Buyer. This Agreement and each document and instrument contemplated by this Agreement to be executed by the Buyer, when executed and delivered in accordance with the provisions hereof (assuming due authorization, execution and delivery by the Seller), shall constitute the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     6.3 Freedom to Contract. The execution, delivery and performance of this Agreement by the Buyer do not, and the performance by it of its obligations hereunder in accordance with its terms and conditions will not, (i) violate or conflict with any provision of the certificate or articles of incorporation or by-laws of the Buyer, (ii) violate any of the terms, conditions or provisions of any Law binding upon the Buyer or any of its properties or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or other written agreement, instrument or obligation, to which the Buyer is a party or by which it or any of its properties are bound, except, with respect to clause (iii) of this sentence, as set forth on Schedule
6.3 annexed hereto. No governmental authorization, approval, order, license, permit, consent, registration, declaration or filing with any Governmental Authority, and no consent or approval of any Person, is required in connection with the Buyer's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (i) as set forth on Schedule 6.3 annexed hereto, (ii) the requirements under the HSR Act or (iii) where the failure to obtain any authorization, approval, order, license, permit, consent, registration, declaration or filing would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

     6.4 Litigation. There is no action, suit or proceeding by or before any referee, mediator or arbitrator, or any court or governmental or other regulatory or administrative agency or commission, pending or, to the knowledge of the Buyer, threatened, against the Buyer or relating to its assets, which would in any way seek to prevent, enjoin, alter or delay the transactions contemplated hereby.

     6.5 Acquisition of Shares for Investment. The Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. The Buyer agrees and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and (ii) except in accordance with applicable provisions of state securities Laws.

     6.6 Financing. The Buyer has received, and has delivered a true and complete copy to Seller of, a Commitment Letter from Credit Suisse First Boston, whereby Credit Suisse First Boston has committed to provide bank financing for the transactions contemplated by this Agreement. Assuming receipt of funds in accordance with the terms of such Commitment Letter, the Buyer will have all funds necessary to consummate the transactions contemplated by this Agreement. McCown De Leeuw & Co. IV, L.P. (the "Fund") has agreed to provide the Buyer with the requisite equity financing necessary to consummate the transactions contemplated by this Agreement.

     6.7 Brokers and Finders. The Buyer represents and warrants to the Seller that no broker, finder, agent or similar intermediary has acted on its behalf in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer, or any action taken by the Buyer.

7.  Covenants of the Parties.  The parties hereby covenant and agree as follows:

     7.1 Conduct of Business Pending Closing. From the date hereof until the Closing Date, the Seller will cause the Company and the Subsidiaries to:

          (a) maintain their existence in good standing;

          (b) maintain the general character of their businesses and conduct their businesses in the ordinary and usual manner subject to seasonal fluctuations, general economic conditions and variations in customer order levels;

          (c) maintain proper business and accounting records consistent with past practices;

          (d) maintain their properties in substantially the same repair and condition, as on the date of this Agreement, subject to normal wear and use;

          (e) use commercially reasonable efforts to preserve the Company's and the Subsidiaries' businesses intact;

          (f) refrain from paying or increasing any bonuses, salaries, or other compensation to any director, officer, employee or stockholder or entering into any employment, severance or similar agreement with any director, officer or employee, other than in the ordinary course of business consistent with past practice;

          (g) refrain from adopting or increasing any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Company or the Subsidiaries, other than in the ordinary course of business consistent with past practice;

          (h) refrain from entering into any material contract or commitment, other than (1) contracts or commitments with respect to the disposition of the 60% interest in KCET owned by DIMAC DIRECT, Inc. (the "KCET Disposition") or (2) in the ordinary course of business consistent with past practice;

          (i) refrain from canceling or waiving any claim or right of substantial value which individually or in the aggregate is material to the Company or the Subsidiaries, other than with respect to the KCET Disposition;

         (j) refrain from making any material change in accounting methods or practices, other than changes required by law or GAAP;

          (k) refrain from selling, leasing or otherwise disposing of any material asset or property of the Company or any Subsidiary, other than (1) with respect to the KCET Disposition or (2) in the ordinary course of business consistent with past practice;

          (l) refrain from making any capital expenditure or commitment therefor in excess of $250,000;

          (m) refrain from writing off as uncollectible any notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

          (n) refrain from incurring or paying any indebtedness for borrowed money other than the cash overdraft;

          (o) refrain from declaring, paying, setting aside or making any dividend or other distribution or payment with respect to, or splitting, combining, redeeming or reclassifying, or purchasing or otherwise acquiring any shares of its capital stock or its other securities;

          (p) refrain from making any payments before their due date in order to accelerate a tax deduction; and

          (q) refrain from agreeing in writing to do any of the foregoing.


     7.2 Seller's Notice of Certain Events. The Seller shall promptly notify the Buyer of:

          (a) any breach of the terms of this Agreement or any fact, condition or circumstance which would make any of the representations and warranties of either the Buyer or the Seller contained herein untrue, inaccurate or misleading, of which the Seller has knowledge;

          (b) any actions, suits or proceedings commenced or, to the Seller's knowledge, threatened against, relating to, involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 5.14 hereof or which relate to the consummation of the transactions contemplated by this Agreement; or

          (c) any material adverse change in the business, assets, condition (financial or otherwise), operations or results of operations of the Company (other than seasonal fluctuations, general economic conditions and variations in customer order levels which have not resulted in a change in overall order levels for such customer).

     7.3 Buyer's Notice of Certain Events. The Buyer shall promptly notify the Seller of:

          (a) any breach of the terms of this Agreement or any fact, condition or circumstance which would make any of the representations and warranties of either the Buyer or the Seller contained herein untrue, inaccurate or misleading, of which the Buyer has knowledge;

          (b) any actions, suits or proceedings commenced or, to the Buyer's knowledge, threatened against, relating to, involving or otherwise affecting the Buyer which relate to the consummation of the transactions contemplated by this Agreement; or

          (c) any event, condition or circumstance which is reasonably likely to have, or does have, the effect of impairing the ability of the Buyer to consummate the transactions contemplated by this Agreement.

     7.4 Company Access. Prior to the Closing Date, the Buyer shall be entitled, through its employees and representatives, to gain access to the assets, properties, business and operations of the Company and the Subsidiaries, and such examination of the books, records and financial condition of the Company and the Subsidiaries as the Buyer requests upon reasonable notice to the Seller. Any such access shall be at reasonable times and under reasonable circumstances, and the Company, the

Subsidiaries and the Seller shall cooperate fully therein. Any and all information or documents obtained by the Buyer from the Company or the Subsidiaries, concerning their respective assets, properties, businesses and operations pursuant to this Section 7.4 shall at all times be subject to the confidentiality provisions set forth in Section 7.10 hereof. If this Agreement terminates for any reason, any documents obtained from the Company or the Subsidiaries or otherwise in the Buyer's possession or under the Buyer's control shall be promptly returned to the Seller within two (2) Business Days following such termination.

     7.5 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives any offsets or counterclaims in any such action, suit or proceeding. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given in accordance with Section 14.5 hereof. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New York.

     7.6 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

     7.7 Independent Investigation. The Buyer acknowledges and agrees that (i) as of the Closing Date, it shall have been furnished with or given adequate access to such information as it has requested; (ii) as of the Closing Date, it shall have made its own inquiry and investigation into, and, based thereon, will have formed an independent judgment concerning, the Shares, the Company and the Subsidiaries, and their respective businesses; and (iii) it will not assert any claim against the Seller, the Company, the Subsidiaries or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants or representatives, or hold any such Persons liable for any inaccuracies, misstatements or omissions with respect to information (other than, with respect to the Seller, the representations and warranties contained in this Agreement) furnished by such Persons unless such inaccuracies or misstatements constitute fraud.

     7.8 Post-Closing Access. In order to facilitate the resolution of any claims made by or against or incurred by the Seller prior to the Closing, after the Closing, upon two (2) Business Days advance notice, the Buyer shall, at no charge to the Seller, (i) afford the officers, employees and authorized agents and representatives of the Seller reasonable access, during normal business hours, to the offices, properties, books and records, of the Buyer, the Company and the Subsidiaries and any of their respective successors; (ii) furnish to the officers, employees and authorized agents and representatives of the Seller such additional financial and other information regarding the Company and the Subsidiaries including any successors, the assets, properties, goodwill and business of the Company and the Subsidiaries and any successors, and their respective businesses as the Seller may from time to time reasonably request; and (iii) make available to the Seller, the employees of the Buyer, the Company and the Subsidiaries whose assistance, testimony or presence is necessary to assist the Seller in evaluating any such claims and in defending such claims, including the presence of such Persons as witnesses in hearings or trials for such purposes.

     7.9 Books and Records. The Buyer agrees that it shall preserve and keep all books and records of the Company and the Subsidiaries in the Buyer's possession for a period of at least seven (7) years from the Closing Date. After such seven (7) year period, before the Buyer shall dispose of any of such books and records, at least ninety (90) days prior written notice to such effect shall be given by the Buyer to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the Seller may select. During such seven (7) year period, duly authorized representatives of the Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records. If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Company or the Subsidiaries or their respective businesses, and such information is in the possession of any other party hereto, such party agrees to use its best efforts to furnish such information to such requesting party, at the cost and expense of the party being furnished such information.

     7.10 Confidentiality. The terms of the letter agreement dated as of January 15, 1998 (the "Confidentiality Agreement") between Allen & Company Incorporated, as agent for The News Corporation Limited and its Affiliates, and McCown DeLeeuw & Co. are hereby incorporated by reference and shall continue in full force and effect and be binding on all parties to this Agreement until the Closing, at which time such Confidentiality Agreement and the obligations of the Buyer, and the Seller under this Section 7.10 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and this Section 7.10 shall continue in full force and effect in respect of such Confidential Material.

     7.11 Regulatory and Other Authorizations; Consents. Each party hereto will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state, local and foreign regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such, authorizations, consents, orders and approvals. If required, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

     7.12 Title Insurance. The Buyer covenants and agrees that, if it obtains owner's or leasehold title insurance policies as applicable for any of the Owned Property or the Islip Leased Property, the Buyer shall do so at its sole cost and expense.

     7.13 Supplements to Schedules. The Seller and the Buyer shall have the right from time to time prior to the Closing to supplement or amend any schedule annexed hereto with respect to any matter hereafter arising which, if existing or known on the date of this Agreement, would have been required to be set forth or described in such schedule.

     7.14 Non-Solicitation. For the period commencing on Closing Date and ending on the second anniversary thereof, the Seller shall not, directly or indirectly, on its own behalf or on behalf of any other Person, hire, solicit, or encourage to leave the employ of the Company or any Subsidiary any Person who is an employee of the Company or any Subsidiary during such period while such Person is an employee of the Company.

     7.15 Capital Expenditures; Capital Leases. The Seller hereby agrees that during the period from the date of this Agreement through the Closing Date, it shall cause the Company and the Subsidiaries to spend $200,000 on capital expenditures and to pay $676,000 principal and interest on capital leases.

8. Conditions Precedent to the Obligation of the Buyer to Close. The obligation of the Buyer to enter into and complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

     8.1 Representations and Warranties True as of the Closing Date. The representations and warranties of the Seller contained in this Agreement which are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects, and the representations and warranties of the Seller which are not so qualified shall be true in all material respects, in each case on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; provided, however, that to the extent that any representation or warranty is made herein as of a specified date, such representation or warranty shall be true as of such specified date; and provided further that to the extent that any representation or warranty has been qualified by a reference to any schedule annexed hereto which has been supplemented or amended by the Seller after the date hereof, such representation or warranty shall be true and correct as described above without giving effect to such supplemented or amended schedule.

     8.2 Compliance with this Agreement. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

     8.3 Officer's Certificate. The Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date and signed by an officer of the Seller, certifying that the conditions specified in Sections 8.1 and 8.2 hereof have been fulfilled.

     8.4 Opinion of Counsel to the Company and the Seller. The Buyer shall have received the opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, counsel to the Company and the Seller, dated the date of the Closing, addressed to the Buyer, in form and substance reasonably satisfactory to the Buyer.

     8.5 Litigation. No action, suit or proceeding shall have been instituted before or by any Governmental Authority to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

     8.6 Delivery of Stock Certificates. The Seller shall have delivered to the Buyer at the Closing stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

     8.7 HSR Act. The waiting period under the HSR Act shall have expired or early termination with respect thereto shall have been granted.

     8.8 Consents. The Seller shall have received each consent or approval required to be given by any third party in connection with the consummation of the transactions contemplated hereby, where the failure to receive such consent or approval would have a Material Adverse Effect.

     8.9 KCET Disposition. The Buyer shall have received evidence satisfactory to it that the KCET Disposition shall have been consummated.

     8.10 Material Adverse Change. Since the date of this Agreement, there shall not have been or occurred any material adverse change in the assets, properties, business or condition (financial or otherwise), operations or results of operations of the Company and the Subsidiaries which would materially impair the overall conduct of their business as currently conducted, nor shall there have been any damage, destruction or loss materially affecting the assets, prospectus, business or condition (financial or otherwise), operations or results of operations of the Company and the Subsidiaries, whether or not covered by insurance; provided, however, that the effects of seasonal fluctuations on the Company's business, general conditions in the direct marketing industry, variations in customer order levels which have not resulted in a change in overall order levels for such customer, or present or future Laws, including, without limitation, Laws relating to postal matters and procedures shall not be deemed to have been a material adverse change for purposes of this Section 8.10.

     8.11 Indebtedness. The Buyer shall have received evidence satisfactory to it that the outstanding amount of all indebtedness for money borrowed of the Company shall be zero, it being understood and agreed that indebtedness for money borrowed shall not be deemed to include capital lease obligations or cash over-draft.

     8.12 Intercompany Accounts. The payable of the Company to the Seller shall have been contributed to the capital of the Company, and the income tax receivable-parent from the Seller or News America Incorporated that is recorded on the Company's books shall be recorded as a reduction of the capital of the Company.

9. Conditions Precedent to the Obligation of the Seller to Close. The obligation of the Seller to enter into and complete the Closing is subject, at its option, to the fulfillment of the following conditions, any one or more of which may be waived:

     9.1 Representations and Warranties True as of the Closing Date. The representations and warranties of the Buyer contained in this Agreement which are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects, and the representations and warranties of the Buyer which are not so qualified shall be true in all material respects, in each case on and as of the Closing Date with the same force and effect as though made on as of the Closing Date; provided, however, that to the extent that any representation or warranty is made herein as of a specified date, such representation or warranty shall be true as of such specified date; and provided further that to the extent that any representation or warranty has been qualified by a reference to any schedule annexed hereto which has been supplemented or amended by the Buyer after the date hereof, such representation or warranty shall be true and correct as described above without giving effect to such supplemented or amended schedule.

     9.2 Compliance with this Agreement. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     9.3 Officer's Certificate. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by an officer of the Buyer, certifying that the conditions specified in Sections 9.1 and 9.2 hereof have been fulfilled.

     9.4 Opinion of Counsel to the Buyer. The Seller shall have received the opinion of White & Case, LLP, counsel to the Buyer, dated the date of the Closing, addressed to the Seller, in form and substance reasonably satisfactory to the Seller.

     9.5 Litigation. No action, suit or proceeding shall have been instituted before or by any Governmental Authority to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

     9.6 HSR Act. The waiting period under the HSR Act shall have expired or early termination with respect thereto shall have been granted.

     9.7 Payment of Purchase Price. The Buyer shall have paid to the Seller the Purchase Price in immediately available funds in accordance with Section 4(a) hereof.

     9.8 Consents. The Buyer shall have received each consent or approval required to be given by any third party in connection with the consummation of the transactions contemplated hereby, where the failure to receive such consent or approval would have a material adverse effect on the Buyer's ability to consummate the transactions contemplated hereby.

10.  Survival of Representations and Warranties; Indemnification.

     10.1 Survival of Representations and Warranties. The representations and warranties contained in Section 5 and 6 of this Agreement (other than the representation contained in Section 5.2, which shall survive the Closing) shall not survive the execution and delivery hereof and the Closing hereunder.

     10.2 Indemnification. From and after the Closing Date, the Seller hereby agrees to indemnify the Buyer and its subsidiaries (including the Company), and their respective successors and assigns and hold them harmless at all times against and in respect of any and all claims, damages, losses and liabilities and costs and expenses arising out of, resulting from or relating to
(i) KCET and (ii) payments to be made to T.R. McClure & Co., Inc. pursuant to the McClure Earn-Out Agreement, in connection with work generated prior to the Closing Date, other than payments that have been accrued as current liabilities on the Working Capital Statement for work performed during the period from April 1, 1998 through the Closing Date, with the amount determined in a manner consistent with past practices.

     10.3 Notice to the Indemnitor. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnitor (the "Indemnitor") under Section 10.2, an indemnified party (the "Indemnified Party") shall notify the

Indemnitor in writing of such claim (other than any claims with respect to Section 10.2(ii) of which the Seller is already aware) and shall describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action and the basis on which indemnification is sought pursuant to this Agreement.

     10.4 Rights of Parties to Settle or Defend. The Indemnitor shall have the right to direct, through counsel of its own choosing, the defense or settlement of any claim or proceeding at its own expense for which the Indemnified Party is seeking indemnification pursuant to this Agreement. If the Indemnitor elects to assume the defense of such claim, the Indemnified Party shall have the right to be represented, at its own expense by its own counsel and accountants, their participation to be subject to the reasonable direction of the Indemnitor. In either case, the Indemnified Party shall make available to the Indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records and other documents in its possession relating to such claim and shall otherwise cooperate with the Indemnitor in the defense or settlement thereof. If the Indemnitor elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay or permit to be paid any part of any claim or demand arising from such asserted liability, unless the Indemnitor consents in writing to such payment or unless the Indemnitor, subject to the last sentence of this Section 10.4, withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnitor is entered against the Indemnified Party for such liability. Notwithstanding the foregoing, the Indemnitor shall not settle any third-party claim (other than solely by the payment of money) without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld. If the Indemnitor shall fail to defend, or if, after commencing or undertaking any such defense, the Indemnitor fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.4 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnitor prompt written notice thereof.

     10.5 Settlement Proposals. In the event the Indemnified Party desires to settle any such third-party claim, the Indemnified Party shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnitor, it shall have the right, at its expense, to contest such claim by giving written notice of such election to the Indemnified Party within ten
(10) days after the Indemnitor's receipt of the advice of the Proposed Settlement. If the Indemnitor does not deliver such written notice within ten
(10) days after receipt of such advice, the Indemnified Party may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnified Party may wish to present to the party making such claim shall first be presented to the Indemnitor who shall have the right, subject to the conditions hereinabove set forth in this Section 10.5, to contest such claim.

     10.6   Tax and Other Benefits. Payments by the Indemnitor pursuant to
Section 10.2 hereof shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any current Tax benefit to the Indemnified Party or any Affiliate thereof, and (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Indemnified Party or its Affiliates from any third party with respect thereto. If a Tax benefit is recognized by the Indemnified Party or any Affiliate in a tax period subsequent to the period in which the indemnity payment occurs, the Indemnified Party shall pay the Indemnitor the amount of such benefit actually realized in the subsequent period.

11.  Tax Matters.

     11.1   Liability For Taxes.

            (a) Except as otherwise provided in Section 11.1(c) hereof, the Seller shall be liable for, shall pay and shall indemnify and hold the Buyer and the Company harmless against all claims for Taxes and reasonable costs and expenses relating thereto of the Company or the Subsidiaries (i) for any taxable period or portion thereof ending after the Acquisition Date, but on or before the Closing Date, due or payable with respect to the operations, assets or business of the Seller or its Affiliates (including the Company) on or before the Closing Date, (ii) relating to the deductibility of costs and expenses paid by the Company in connection with the acquisition of the Company by the Seller, and (iii) for liability of the Company and the Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation (excluding Taxes attributable to the activities of the Company or its Subsidiaries) by reason of the Company or the Subsidiaries having been a member of any combined, consolidated or unitary group as to which the Seller or News Publishing Australia Limited or their Affiliates (other than the Company or its Subsidiaries) was the common parent (each, a "Tax Claim").

            (b) The Buyer shall be liable for, shall pay and shall indemnify and hold the Seller harmless against (i) any and all Taxes of the Company for any taxable period or portion thereof after the Closing Date; and (ii) any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of the Buyer, the Buyer's Affiliates or the Company occurring on the Closing Date but after the Closing.

            (c) Notwithstanding any provision to the contrary contained in this Agreement, the Seller shall be required to indemnify and hold the Buyer and the Company harmless under Sections 11.1(a)(i) and 11.1(a)(ii) hereof only to the extent that the aggregate of such claims exceeds $250,000. Notwithstanding the foregoing, in no event shall the aggregate amount required to be paid by the Seller to the Buyer or the Company or its Subsidiaries pursuant to Sections 11.1(a)(i) and 11.1(a)(ii) hereof exceed five percent (5%) of the Purchase Price paid hereunder.

     11.2 Allocation. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be determined based on the actual activities and operations of the Company and the Subsidiaries and shall be deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; provided, however, that real and personal property Taxes (which are not based on income) shall be determined by reference to the relative number of days in the taxable period.

     11.3 Filing of Tax Returns; Change of Tax Year. The parties hereto covenant and agree that (i) the Seller shall prepare and file with the applicable Governmental Authorities all Tax Returns relating to the Company and the Subsidiaries with respect to any taxable period that ends after the

Acquisition Date and on or before the Closing Date on a basis consistent with past practice with respect to items reflected on such Tax Returns; and (ii) the Buyer shall prepare and file with the applicable Governmental Authorities all other Tax Returns relating to the Company and the Subsidiaries. With respect to a Tax Return prepared by the Buyer which includes a taxable period or portion thereof before the Closing Date, the Seller shall have a reasonable opportunity to review and approve such return (such approval not to be unreasonably withheld or delayed) and such return shall be filed on a consistent basis with past similar returns. An exact copy of the Tax Return for such periods shall be provided to the Seller no later than ten (10) days after such return is filed. Notwithstanding anything to the contrary herein, the Buyer shall not, and shall not permit the Company or the Subsidiaries to, file any amended Tax Return of the Company or the Subsidiaries (or otherwise change such Tax Returns) with respect to taxable periods or portions thereof ending on or prior to the Closing Date unless (i) the Seller consents in writing (which consent shall not be unreasonably withheld) and (ii) the amended Tax Return does not result in an indemnifiable Tax under Section 11.1(a) hereof.

     11.4 Payment. Payment by the Seller of any amounts due under Sections 11.1(a), 11.2 and 11.3 hereof in respect of Taxes shall be made (i) at least three (3) days before the due date of the applicable estimated or final Tax Return required to be filed by the Buyer, the Company or the Subsidiaries, as the case may be, after the Closing Date on which is required to be reported income or other amounts for a period or portion thereof ending on or before the Closing Date for which the Seller is responsible under Section 11.1(a), 11.2 or
11.3 hereof, provided that no such payment shall be due from the Seller prior to five (5) Business Days following receipt of written notice from the

Buyer, or (ii) within five (5) Business Days following the date of (x) an agreement between the Seller and the Buyer that an amount is payable pursuant to
Section 11.1(a) hereof, (y) an assessment of a Tax by a taxing authority, or (z) a "determination" as defined in Section 1313(a) of the Code. Payment by the Buyer of any amounts due under Section 11.1(b) hereof shall be made (i) at least three (3) days before the due date of the applicable estimated or final Tax Return required to be filed by the Buyer, the Company or the Subsidiaries, as the case may be, after the Closing Date on which is required to be reported income or other amounts for a period or portion thereof after the Closing Date for which the Buyer is responsible under Section 11.1(b) hereof, provided that no such payment shall be due from the Buyer prior to five (5) Business Days following receipt of written notice from the Seller, or (ii) within five (5) Business Days following the date of (x) an agreement between the Seller and the Buyer that an amount is payable pursuant to Section 11.1(b) hereof, (y) an assessment of a Tax by a taxing authority, or (z) a "determination" as defined above.

     11.5 Refunds. Any refunds received by the Buyer or the Company, the Subsidiaries or their successors (and any equivalent benefit to any such company through a current reduction in their liability for Taxes in a post-Closing Date period) of Taxes relating to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund or the amount of any such benefit within five (5) Business Days of the receipt thereof. The Buyer shall cooperate with the Seller in pursuing such refunds where it will not result in an adverse effect to the Buyer, the Company or the Subsidiaries, in the Buyer's sole discretion.

     11.6   Contests.

            (a) Notice to the Seller. After the Closing, the Buyer shall promptly notify the Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Buyer, the Company or the Subsidiaries which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under Section 11.1(a) hereof. Such notice shall contain factual information (to the extent known to the Buyer, the Company or the Subsidiaries) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Buyer fails to give the Seller prompt notice of an asserted Tax liability as required by this Section 11.6(a), then if such failure to give prompt notice results in a detriment to the Seller, any amount which the Seller is otherwise required to pay the Buyer pursuant to Section 11.1(a) hereof with respect to such liability shall be reduced by the amount of such detriment.

            (b) Rights of the Parties to Settle or Defend. The Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 11.1(a) hereof (any such audit, claim for refund or proceeding relating to an asserted Tax liability are referred to herein collectively as a "Contest"). If the Seller elects to direct the Contest of an asserted Tax liability, it shall within thirty (30) days of receipt of the notice of asserted Tax liability notify the Buyer of its intent to do so, and the Buyer shall cooperate and shall cause the Company, the Subsidiaries or their successors to cooperate in each phase of such Contest. If the Seller elects not to direct the Contest and fails to notify the Buyer of its election as herein provided or contests its obligation to indemnify under Section 11.1(a) hereof, the Buyer, the Company or the Subsidiaries may pay, compromise or contest, at their own expense, such asserted liability. However, in such case, neither the Buyer, the Company nor the Subsidiaries may settle or compromise any asserted liability without providing prompt written notice thereof to the Seller. In any event, each of the Buyer (or the Company or the Subsidiaries) and the Seller may participate, at its own expense, in the Contest. If the Seller chooses to direct the Contest, the Buyer shall promptly empower and shall cause the Company and the Subsidiaries and their successors promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the Seller as it may designate to represent the Buyer, the Company, the Subsidiaries or their successors in the Contest insofar as the Contest involves an asserted Tax liability for which the Seller would be liable under Section 11.1(a) hereof. If Seller settles or otherwise compromises a Tax issue relating to the Company or its Subsidiaries indemnified under Section 11.1(a) which results in an adverse tax effect to the Company or its Subsidiaries in a post-closing period, the Seller shall indemnify and hold the Company and its Subsidiaries harmless for such adverse tax effect without regard to the limitation in Section 11.1(c) hereof.

     11.7 Payments for Certain Audit Adjustments. If an audit adjustment, claim for refund or amended return ("Adjustment") after the date hereof shall both increase a Tax liability which is allocated to the Seller under Section 11.1(a) hereof (or reduce losses or credits otherwise available to the Seller) for a period ending on or before the Closing Date and decrease a Tax liability of the Buyer, the Company or the Subsidiaries (or increase losses or credits otherwise available to any such corporation) for a period ending after the Closing Date, then, when and to the extent that the Buyer (or the Company or the Subsidiaries) derives a benefit from such decrease (through a reduction of

Taxes, refund of Taxes paid or credit against Taxes due), the Buyer shall promptly pay to the Seller an amount equal to the amount of such refund, reduction or credit in excess of the $250,000 deductible described in Section 11.1(c) hereof. The determination of the amount of the Tax liability (or Tax benefit) of the Buyer, the Company or the Subsidiaries for a post-closing period described above shall be within the Buyer's sole discretion.

     11.8 Cooperation and Exchange of Information. The Seller and the Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company and the Subsidiaries for their taxable periods ending after the Closing Date and for all prior taxable periods until seven (7) years following the due date (without extension) for such returns. After such date, notice of intent to discard will be given and the Seller may request such records. Any information obtained under this Section 11.9 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

     11.9 Conveyance Taxes. The Buyer and the Seller agree to assume equally any liability for and to share equally the payment of all sales, transfer, stamp, real property transfer or gains and similar Taxes incurred as a result of the sale of the Shares contemplated hereby.

     11.10 No Section 338(h)(10) Election. The Seller and the Buyer shall not join in an election pursuant to Section 338(h)(10) of the Code or in any similar election under any Law.

     11.11 Disputes. In the event that a dispute arises between the Seller and the Buyer as to the amount of Taxes or indemnification or any other matter relating to Taxes attributable to the Company and its Subsidiaries, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved within thirty (30) days thereafter, the parties shall submit the dispute to an independent accounting firm mutually chosen by the Buyer and the Seller for resolution, which resolution shall be final, conclusive and binding on the parties; provided, however, that the independent accounting firm shall be empowered only to settle the numerical discrepancy between the parties and shall have no authority to interpret any term or provision of this Agreement or to settle any dispute relating to the interpretation of any term or provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the independent accounting firm in resolving the dispute shall be borne equally by the Seller and the Buyer.

    11.12 Exclusive Tax Remedy. Notwithstanding anything in this Agreement to the contrary, absent fraud, the Buyer and the Seller hereby agree that the sole and exclusive remedy with respect to all claims for Taxes shall be pursuant to this Article 11, and to the extent there is any conflict with any other provisions of the Agreement, this Article 11 shall control.

    11.13 Treatment of Indemnity Payments. To the extent permitted by applicable law, the parties to this Agreement agree that any indemnity payments made under Section 10 or Section 11 hereof shall be treated as adjustments to the Purchase Price.

12. Cooperation; Further Assurances. From and after the Closing, the Seller, on the one hand, and the Buyer, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things as the Buyer or the Seller, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement. In the event any party shall be involved in litigation, threatened litigation or government inquiries with respect to a matter involving the Company or the Subsidiaries, the other party shall also make available to such first party, at reasonable times and subject to the reasonable requirements of its own business, such of its information relevant to the matters, provided such first party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one Business Day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings, consistent with the other provisions for defense of claims provided in Article 11 hereof to the extent such cooperation does not cause unreasonable expense, unless such expense is borne by the requesting party.

13. Termination of Agreement.

    13.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned (i) by mutual consent of the Seller and the Buyer; or (ii) by the Seller or the Buyer by either giving written notice to the other if the Closing Date shall not have occurred on or before June 26, 1998; provided, however, that the right to terminate this Agreement under this Section

13.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

     13.2 No Liabilities in the Event of Termination. In the event of any termination of this Agreement as provided in Section 13.1 hereof, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any of the parties hereto or their respective Affiliates, officers or directors by reason of the execution hereof
(i) except as set forth in Sections 7.3, 7.4, 7.5, 7.9 and 13.2 and Article 14 hereof, which sections and article shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from liability for any breach hereof.

14.  Miscellaneous.

     14.1 Knowledge. As used in this Agreement, the term "knowledge," with respect to the Seller or the Company, means the actual knowledge, after due inquiry, of any of the Company's executive officers set forth on Schedule 14.1(I) annexed hereto and, with respect to the Buyer, means the actual knowledge of any of its executive officers set forth on Schedule 14.1(II) annexed hereto.

     14.2 No Rescission. Anything herein to the contrary notwithstanding, absent fraud, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

     14.3 Post-Closing Liabilities; Mitigation of Damages. The Seller shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate to actions taken by the Buyer or its Affiliates, including, without limitation, the Company and the Subsidiaries, after the Closing Date, and in no event shall the Seller be liable for consequential damages. Each party hereto shall take and shall cause its Affiliates to take all reasonable steps to mitigate all possible liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities and damages.

     14.4 Entire Agreement. This Agreement (together with the Schedules and Exhibits annexed hereto) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, and supersedes any previous agreements and understandings between the parties with respect to those matters.

     14.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the Laws of the State of New York, without regard to its principles of conflicts of law.

     14.6 Headings and Titles. The section headings and article titles of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     14.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, or sent by recognized overnight delivery service to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

     (a)    If to the Buyer, to:

            DMAC Acquisition Corp.
            c/o McCown De Leeuw & Co., Inc.
            101 East 52nd Street
            Thirty-first Floor
            New York, New York 10022
            Attention: David De Leeuw
            Telecopier No.: (212) 355-6283

            with a copy to:

            White & Case, LLP
            1155 Avenue of the Americas
            New York, New York 10036
            Attention: Frank Schiff, Esq.
            Telecopier No.: (212) 364-8113

     (b)    If to the Seller, to:

            Heritage Media Corporation
            c/o News America Incorporated
            1211 Avenue of the Americas
            New York, New York  10036
            Attention:  Arthur M. Siskind, Esq.
                        Senior Executive Vice President
                          and Group General Counsel
                        The News Corporation Limited
            Telecopier No.: (212) 768-2029

            with a copy to:

            Squadron, Ellenoff, Plesent & Sheinfeld, LLP
            551 Fifth Avenue
            New York, New York 10176
            Attention:  Joel I. Papernik, Esq.
            Telecopier No.: (212) 697-6686

     14.8 Separability. If at any time any of the covenants or the provisions contained herein shall be deemed invalid or unenforceable by the Laws of the jurisdiction wherein it is to be enforced, such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction of this Agreement; and the parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

     14.9 Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

     14.10 Publicity. Prior to the Closing Date, the Buyer, on the one hand, and the Seller and the Company, on the other, shall not issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other unless such disclosure is required to be made by law.

     14.11 Assignment and Binding Effect. Neither of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the others. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties

     14.12 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and they shall not be construed as conferring and are not intended to confer any rights on any other Persons.

     14.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

     14.14 Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof.
The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Unless a Schedule annexed hereto is expressly intended to include items, documents, matters or statements that are "material" or that would have a "Material Adverse Effect," or words of similar import, the inclusion of any item, document, matter or statement on any Schedule annexed hereto shall not be deemed to imply that such item, document, matter or statement is "material" or will have a "Material Adverse Effect," or words of similar import. As used herein, except as the context may otherwise require, "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "hereof," "herein," "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; and references to "Article," "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule" annexed hereto.

     14.15 Guaranty by the Fund. The Fund hereby guarantees (i) the due and punctual payment in full and not merely the collectibility of all sums to be paid prior to or at the Closing by the Buyer under the terms of this Agreement in an amount not to exceed $72,000,000 in the aggregate; and (ii) the performance and observance of all covenants to be observed and performed prior to or at the Closing by the Buyer pursuant to this Agreement or pursuant to any other document or instrument delivered by the Buyer or any of the Buyer's Affiliates in connection herewith. The liability of the Fund is primary, direct and immediate and not conditional or contingent upon the pursuit by the Seller of any remedies which it may have against the Buyer with respect to the obligations arising out of this Agreement. No exercise or non-exercise by the Seller of any right given it hereunder or any other instrument or document delivered to the Seller pursuant hereto shall in any way affect the obligation of the Fund. Without limiting the generality of the foregoing, the Seller shall not be required to make a demand on the Buyer or any other party or otherwise pursue remedies against the Buyer before or after enforcing their rights and remedies hereunder against the Fund. The Fund hereby expressly waives notice of default under the terms of this Agreement and any other document delivered in connection herewith, demand for payment, performance of, or enforcement of any terms or provisions of this Agreement or any other document delivered herewith, and all other demands and notices otherwise required by law. The obligation of the Fund to make payment in accordance with the terms of this Section 14.15 shall not be impaired, modified, changed, released in any manner whatsoever by any impairment, modification, change, release or limitation from liability of the Buyer or its estates in bankruptcy or reorganization resulting from the operation of any present or future provision of the United States bankruptcy laws or similar statute or from the decision of any court.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     HERITAGE MEDIA CORPORATION

                                     By: /s/ John P. Nallen
                                        ---------------------------------
                                     Name:  John P. Nallen
                                          -------------------------------
                                     Title:
                                           ------------------------------


                                     DMAC ACQUISITION CORP.

                                     By: /s/ David De Leeuw
                                        ---------------------------------
                                     Name:  David De Leeuw
                                          -------------------------------
                                     Title: President
                                           ------------------------------

AGREED TO AND ACKNOWLEDGED
WITH RESPECT TO SECTION 14.15:

MCCOWN DE LEEUW & CO. IV, L.P.

By: /s/ David De Leeuw
   ----------------------------
Name:  David De Leeuw
     --------------------------
Title: Managing Director
      -------------------------